Exhibit 99.4 - Filing Fee Exhibit

CALCULATION OF FILING FEE TABLES

SC TO-I

(Form Type)

John Hancock Asset-Based Lending Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$8,453,385 (a)	$147.60	$1,248	(b)

Fees Previously Paid	–		–

Total Transaction Valuation	$8,453,385 (a)

Total Fees Due for Filing			$1,248

Total Fees Previously Paid			–

Total Fee Offsets			–

Net Fee Due			$1,248

(a)	Calculated as the aggregate maximum purchase price for shares of beneficial interest.
(b)	Calculated at $147.60 per $1,000,000 of the Transaction Valuation.

Table 2 – Fee Offset Claims and Sources

Not applicable.